Exhibit 10.2

1 FIRST AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 2026 EQUITY INCENTIVE PLAN THIS FIRST AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 2026 EQUITY INCENTIVE PLAN (this "Amendment") is made and adopted effective July 27, 2026 by Merit Medical Systems, Inc., a Utah corporation (the “Company”) to the Merit Medical Systems, Inc. 2026 Equity Incentive Plan (the "Plan"). Capitalized terms used but not defined in this Amendment have the meaning set forth in the Plan. WHEREAS, the Company maintains the Plan to assist the Company and its subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company and its subsidiaries who are expected to contribute to the Company’s success; and WHEREAS, Section 11.1 of the Plan addresses, among other things, the circumstances under which accelerated vesting is permitted in connection with a Change of Control, including by requiring the occurrence of a Qualifying Termination; and WHEREAS, the definition of “Qualifying Termination” in the Plan applies by its terms only to Employees, and the Board desires to amend the Plan to clarify the circumstances under which a Director or Consultant incurs a Qualifying Termination; NOW, THEREFORE, the Plan is amended as follows effective as of the date first above written: 1. The definition of “Qualifying Termination” in Section 2 of the Plan is hereby deleted and replaced with the following: “Qualifying Termination” shall mean: (a) as to any Participant who is an Employee, the Company terminates Participant’s status as an Employee, or the Participant resigns his or her employment with the Company for Good Reason, in either case within 18 months (or such other shorter time period as is specified in the applicable Award Agreement) following a Change in Control and under circumstances where an event constituting Cause has not occurred; (b) as to any Participant who is a Non-Employee Director, the Participant is removed as a Director, the Company requests or requires that the Participant resign as a Director (including under a policy of the Company), the Participant incurs a materially adverse alteration in duties, position, or compensation as a Director, or the Board fails to nominate the Participant for election as a Director and recommend that the shareholders of the Company vote for such Participant at an annual meeting of shareholders or special meeting of shareholders at which the seat of such Participant is open

2 for election, in any case within 18 months (or such other shorter time period as is specified in the applicable Award Agreement) following a Change in Control; and (c) as to any Participant who is a Consultant, the Company terminates the Participant’s service relationship without Cause, or the Participant terminates his or her service relationship because the Participant incurs a materially adverse alteration in duties, position, or compensation as a Consultant, in either case within 18 months (or such shorter period as is specified in the applicable Award Agreement) following a Change in Control. 2. Except as provided above, the terms of the Plan are hereby ratified and confirmed in all respects. IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of July 27, 2026. MERIT MEDICAL SYSTEMS, INC. By:/s/ MARTHA G. ARONSON Name: Martha G. Aronson Title: President and Chief Executive Officer